Exhibit 3.1

AMENDMENT NO. 1 TO

BY-LAWS OF XEROX CORPORATION

MAY 14, 2018

Article I, Section 6 of the By-Laws of Xerox Corporation is hereby amended to read in its entirety as follows:

ARTICLE I

MEETINGS OF STOCKHOLDERS

SECTION 6. Nominations and Business at Meetings:

At any annual meeting of shareholders, only persons who are nominated or business which is proposed in accordance with the procedures set forth in this Section 6 shall be eligible for election as Directors or considered for action by shareholders. Nominations of persons for election to the Board of Directors of the Company may be made or business proposed at a meeting of shareholders (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Company entitled to vote at the meeting who complies with the notice and other procedures set forth in this Section 6. Such nominations or business proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company and such business proposals must, under applicable law, be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days nor more than 150 days in advance of the date which is the anniversary of the date the Company’s proxy statement was released to security holders in connection with the previous year’s annual meeting; provided, that, if the Company did not hold such previous year’s annual meeting or if the anniversary date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then such share-holder’s notice shall be so delivered or mailed and received within a reasonable time before the Company begins to print and mail its proxy statement; provided, further, however, that with respect to the Company’s annual meeting to be held during calendar year 2018, to be timely (and notwithstanding anything to the contrary contained in this Section 6), a shareholder’s notice of nominations and/or business which is to be proposed, must be delivered to or mailed and received at the principal executive offices of the Company not later than 5:00 p.m. EDT on June 13, 2018 so long as the Company’s annual meeting is held before or on the date that is 120 days thereafter.

Such shareholder’s notice shall set forth (a) as to each person whom such shareholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such person on whose behalf such proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they appear on the Company’s books and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. No person shall be eligible for election as a Director of the Company and no business shall be conducted at the annual meeting of shareholders unless nominated or proposed in accordance with the procedures set forth in this Section 6. The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination or proposal was not made in accordance with the provisions of this Section 6 and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination or proposal shall be disregarded.

Article IV of the By-Laws of Xerox Corporation is hereby amended to read in its entirety as follows:

ARTICLE IV

CHAIRMAN OF THE BOARD AND OFFICERS

SECTION 1. Chairman of the Board. There shall be a Chairman of the Board. The Chairman of the Board may be, but need not be, an officer or employee of the Company. The Chairman of the Board shall be chosen from among the Directors. The Chairman of the Board shall preside at all meetings of the shareholders at which he or she is present. The Chairman of the Board shall preside at all meetings of the Directors at which he or she is present and may attend any meeting of any committee of the Board, whether or not a member of such committee. The Chairman of the Board shall have such powers and perform such other duties as may be assigned to him or her by the Board.

SECTION 2. Vice Chairman of the Board. There may be a Vice Chairman of the Board, who may be, but need not be, an officer or employee of the Company. The Vice Chairman of the Board shall be chosen from among the Directors. The Vice Chairman of the Board shall, in the absence of the Chairman of the Board, preside at all at all meetings of the shareholders and the Directors at which he or she is present and may attend any meeting of any committee of the Board, whether or not a member of such committee. In the absence or inability to act of the Chairman of the Board, or if the office of the Chairman of the Board be vacant, the Vice Chairman of the Board, subject to the right of the Board from time to time to extend or confine such powers and duties or to assign them to others, shall perform all duties and may exercise all powers of the Chairman of the Board. The Vice Chairman of the Board shall also have such powers and perform such other duties as may be assigned to him or her by the Board and the Chairman of the Board.

SECTION 3. Number: The Board may elect a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer, a Secretary, and such other officers as the Board of Directors may in its discretion determine. Any two or more offices may be held by the same person, including by the Chairman of the Board and Vice Chairman of the Board.

SECTION 4. Term of Offices and Qualifications: The Chairman of the Board, the Vice Chairman of the Board and those officers elected pursuant to Section 3 of this Article IV shall be chosen by the Board of Directors on the day of the Annual Meeting. Unless a shorter term is provided in the resolution of the Board electing the Chairman of the Board or such officer, the term of office of the Chairman of the Board or such officer, as applicable, shall extend to and expire at the meeting of the Board held on the day of the next Annual Meeting.

SECTION 5. Additional Officers: Additional officers other than those elected pursuant to Section 3 of this Article IV shall be elected for such period, have such authority and perform such duties, either in an administrative or subordinate capacity, as the Board of Directors may from time to time determine.

SECTION 6. Removal of Chairman of the Board and Officers: The Chairman of the Board, the Vice Chairman of the Board and/or any officer may be removed by the Board of Directors with or without cause, at any time. Removal of the Chairman of the Board, the Vice Chairman of the Board and/or an officer without cause shall be without prejudice to his or her contract rights, if any, but his or her election as Chairman of the Board and/or an officer shall not of itself create contract rights.

SECTION 7. Resignation: The Chairman of the Board, the Vice Chairman of the Board and/or any officer may resign at any time by giving written notice to the Board of Directors, or to the Chairman of the Board or to the Secretary. Any such resignation shall take effect at the time specified therein, or if no time be specified, then upon delivery.

SECTION 8. Vacancies: A vacancy in any office, including Chairman of the Board, shall be filled by the Board of Directors.

SECTION 9. Chief Executive Officer: The Chief Executive Officer of the Company shall, subject to the direction of the Board, have general and active control of the affairs and business of the Company and general supervision of its officers, officials, employees and agents. In the absence of the Chairman of the Board and the Vice Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the shareholders and, if he or she is also a Director, meetings of Directors at which he or she is present.

SECTION 10. President: The President shall, in the absence of the Chief Executive Officer, exercise the powers and duties of the Chief Executive Officer. The President shall have such powers and perform such other duties as may be assigned to him or her by the Board.

SECTION 11. The Vice Presidents: Each Vice President shall have such powers and shall perform such duties as may be assigned to him or her by the Board of Directors or the Chief Executive Officer. With respect to seniority of Vice Presidents, unless the Board determines otherwise, Executive Vice Presidents shall be first in order of priority, Senior Vice Presidents shall be second in order of priority and Vice Presidents shall be third in order of priority.

SECTION 12. The Treasurer: The Treasurer shall, if required by the Board of Directors, give a bond for the faithful discharge of his or her duties, in such sum and with such sureties as the Board of Directors shall require. He or she shall have charge and custody of, and be responsible for, all funds and securities of the Company, and deposit all such funds in the name of and to the credit of the Company in such banks, trust companies, or other depositories as shall be selected by the Board of Directors. The Treasurer may sign certificates for stock of the

Company authorized by the Board of Directors. He or she shall also perform all other duties customarily incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Board of Directors.

SECTION 13. The Secretary: It shall be the duty of the Secretary to act as secretary of all meetings of the Board of Directors, and of the shareholders, and to keep the minutes of all such meetings at which he or she shall so act in a proper book or books to be provided for that purpose; he or she shall see that all notices required to be given by the Company are duly given and served; he or she may sign and execute in the name of the Company certificates for the stock of the Company, deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors; he or she shall prepare, or cause to be prepared, for use at meetings of shareholders the list of shareholders as of the record date referred to in Article I, Section 12 of these By-Laws and shall certify, or cause the transfer agent to certify, such list; he or she shall keep a current list of the Company’s Directors and officers and their residence addresses; he or she shall be custodian of the seal of the Company and shall affix the seal, or cause it to be affixed, to all agreements, documents and other papers requiring the same. The Secretary shall have custody of the Minute Book containing the minutes of all meetings of shareholders, Directors, and the committees of the Board which may keep minutes, and of all other contracts and documents which are not in the custody of the Treasurer of the Company, or in the custody of some other person authorized by the Board of Directors to have such custody.

SECTION 14. Appointed Officers: The Board of Directors may delegate to any officer or committee the power to appoint and to remove any subordinate officer, agent or employee.

SECTION 15. Assignment and Transfer of Stocks, Bonds, and Other Securities: The Chief Executive Officer, the Treasurer, the Secretary, any Assistant Secretary, any Assistant Treasurer, and each of them, shall have power to assign, or to endorse for transfer, under the corporate seal, and to deliver, any stock, bonds, subscription rights, or other securities, or any beneficial interest therein, held or owned by the Company.